Exhibit 99.2
                              Courtyard by Marriott
                               Limited Partnership
                            1999 Third Quarter Report
                        Limited Partner Quarterly Update

Presented for your review is the 1999 Third Quarter Report for Courtyard by Marriott Limited Partnership (the "Partnership"). A discussion of the Partnership's performance and hotel operations is included in the attached Form 10-Q, Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations. You are encouraged to review this report in its entirety. If you have any further questions regarding your investment, please contact Host Marriott Partnership Investor Relations at (301) 380-2070.

Strategy for Liquidity

As previously reported, during 1999, the General Partner has been working with a major investment banking firm to explore alternatives to provide liquidity for the partners in the Partnership while securing the highest possible value for the limited partners. More than 70 prospective purchasers were contacted and Partnership financial information was made available to a number of them for their review and analysis on a confidential basis. Due to the large number of Hotels in the Partnership, many prospective purchasers did not have the ability to consummate a transaction of this size. At this time, the General Partner and the investment banking firm continue in their efforts to develop a transaction that would be acceptable to a majority of the limited partners. Many factors, the most important being the operating performance trends of the Hotels over the next few months will impact these efforts. The General Partner can make no assurances as to the outcome of these efforts. However, if a suitable transaction develops we will advise you through special correspondence.

Transfer and Sale of Limited Partnership Units

As you know, the Partnership Units are a non-traded security. In most cases, the Partnership Agreement does allow limited partners to transfer Partnership Units to related parties. In addition, you may, under certain circumstances, sell your Partnership Units to a third party; however, the General Partner must consent to such sale. Please note there are certain tax and legal limitations to transferring Partnership Units including significant tax effects resulting from the sale of these Units that may impact your decision to sell. In addition to consulting with your advisors, we recommend that limited partners contact the General Partner about such limitations before entering into any agreement to sell your Partnership Units.

If you do wish to request a transfer of your Partnership Units, please contact our Transfer Agent at 800-797-6812. You will be supplied with the necessary documents. Please note that the General Partner does not charge any fee for effecting a transfer.

Cash Distributions

On April 30, 1999, the Partnership made the final 1998 cash distribution of $3,000 per limited partner unit bringing the total for 1998 to $11,000 per limited partner unit. On August 10, 1999, the Partnership distributed an interim 1999 distribution of $6,000 per limited partner unit. This distribution was funded from first and second quarter 1999 Partnership operations. Since inception, the Partnership has distributed $78,181 per limited partner unit.

We previously reported that we anticipated cash distributions for 1999 would be similar to the level of the 1998 cash distributions. We want to make you aware that actual 1999 Hotel operating results through the third quarter are lower than hotel management's expectations provided to us earlier this year. This is primarily due to the need to pay higher salaries and benefits for Hotel employees in order to remain competitive in local labor markets. For more information on Hotel operating results, please read the Management's Discussion and Analysis of Financial Condition and Results of Operations section of the enclosed Form 10-Q.

Based upon actual results through third quarter 1999, we continue to believe that 1999 cash distributions will be at the same level as 1998. However, if the declining trends continue, the actual amount available for distribution may be impacted. The second interim 1999 cash distribution of $2,000 per limited partner unit from third quarter 1999 operations was made on November 12, 1999. The final 1999 cash distribution will be made in April 2000.

Capital Expenditures

The Partnership has spent approximately $100 million since inception on capital improvements at the Hotels. As the Hotels age, the capital expenditure needs are likely to increase as the Hotels will be coming up for the next cycle of rooms renovations and other major work such as roof replacements may be required. Based upon the Manager's estimates, it appears that a capital expenditure shortfall will occur in 2002. The General Partner and the Manager have begun initial discussions to address the shortfall. You will be advised in future correspondence of the impact, if any, of this situation on your investment results.

Partnership Debt

During the third quarter ended September 10, 1999, in accordance with the terms of the mortgage loan, the Partnership repaid $5.9 million on the mortgage debt. This resulted in a principal balance of $307.1 million as of September 10, 1999.

Hotel Operations

During the third quarter of 1999, the combined revenues of the Partnership's 50 Hotels improved when compared to the same period in 1998. However, operating profit decreased in third quarter 1999 when compared to third quarter 1998 due to an increase in hotel property-level costs and expenses. For a detailed discussion of hotel operations, please refer to Item 2 of the Partnership's Report on Form 10-Q for the 1999 third quarter.

During the third quarter, Courtyard continued its successful national marketing communications efforts of USA Today print advertising, radio and television advertising. Courtyard's award-winning commercials appeared on ESPN and CNN Airport Network. In addition, Courtyard continued to drive significant traffic to its website, Courtyard.com.

Marriott Rewards continues to offer Courtyard a major competitive advantage over competitive brands. Courtyard received significant exposure through Marriott Rewards' extensive third quarter communications plan. During the third quarter, Marriott Rewards announced a new program component, the ability for members to earn frequent flyer miles with any of 36 airlines by staying at Marriott. Print advertising in major consumer publications, member communications and extensive public relations efforts were implemented to launch the new program.

New supply continues to enter the Courtyard segment, creating a more intense competitive environment. However, Courtyard's market share premiums over these competitors remain strong, and Courtyard continues to focus on long-term growth, product-development and marketing strategies that will allow the brand to maintain its leadership position.

Estimated 1999 Tax Information

Based on current projections, estimated taxable income of $8,300 will be allocated to each limited partner unit for the year ending December 31, 1999.

The 1999 tax information, used for preparing your Federal and state income tax returns will be mailed no later than March 15, 2000. To ensure confidentiality, we regret that we are unable to furnish your tax information over the telephone. Unless otherwise instructed, we will mail your tax information to your address as it appears on this report. Therefore, to avoid delays in delivery of this important information, please notify the Partnership in writing of any address changes by January 31, 2000.

We appreciate your continued support and invite you to visit Courtyard Hotels as you travel throughout the United States.



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